Exhibit 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2017 OPERATING AND FINANCIAL RESULTS

Multiple Drug Device Combination Products Pending FDA Approval

EWING, NJ, May 9, 2017 -- Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the first quarter ended March 31, 2017.  The Company reported revenue of $12.0 million and a net loss per share of $0.03 for the period ended March 31, 2017.

“We are pleased with the continued growth in OTREXUP and Sumatriptan Injection, both products developed and supplied by Antares for commercial sale.  With the potential for a late 2017 approval of QuickShot testosterone, we will leverage and look to expand our existing commercial organization and infrastructure to support the launch of QST into a large market opportunity which we believe may benefit from a new treatment option,” said Robert F. Apple, President and Chief Executive Officer of the Company.  “The Company’s first quarter results reflect a continued focus on growing product revenue, producing prelaunch quantities of commercial devices and controlling operating expenses with appropriate reinvestment in our future while we await potential FDA approval of four partnered drug device combination products as well as our own QST product.”

First Quarter 2017 and Recent Highlights

•	Reported first quarter 2017 revenue of $12.0 million, loss per share of $0.03 and cash and cash equivalents of $23.7 million at March 31, 2017.

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Announced that our New Drug Application had been accepted as filed by the U.S. Food and Drug Administration (FDA) for QuickShot® Testosterone (QST), a drug-device combination product for the delivery of testosterone enanthate using a subcutaneous auto injector.  QST is intended to treat adult men with low testosterone associated with a diagnosed condition known as hypogonadism.  The application is currently under active review by the FDA with an October 20, 2017 PDUFA date.

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Announced that data from the 52 week phase 3 study of the pharmacokinetics and safety of subcutaneous testosterone enanthate delivered through the QuickShot® auto injector was presented at a moderated poster session at the Endocrine Society Annual Meeting (ENDO 2017).

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AMAG Pharmaceuticals, Inc. announced the submission of a supplemental new drug application (sNDA) to the U.S. Food and Drug Administration (FDA) for the Makena® subcutaneous auto injector, a drug-device combination product utilizing Antares’ QuickShot® auto injector.  AMAG anticipates a six month FDA review timeline for possible approval and launch in the fourth quarter of 2017.

First Quarter Financial Results

Revenue was $12.0 million for the three months ended March 31, 2017, compared to $12.3 million for the comparable period in 2016. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our partners.  Product sales were $10.0 million for the three months ended March 31, 2017, compared to

$10.8 million for the comparable period in 2016.  The decrease in product sales was primarily driven by a reduction in sales of pre-launch quantities of auto injector devices for use with Teva’s generic epinephrine product, partially offset by increased sales of Sumatriptan Injection USP and OTREXUP®. For the three months ended March 31, 2017, we recognized a one-time increase of $1.3 million in OTREXUP® product revenue for amounts that were previously deferred in accordance with generally accepted accounting principles. In the first quarter of 2017, we began recognizing revenue, net of estimated returns, upon delivery to distributors.

Development revenue was $1.6 million for the three months ended March 31, 2017, compared to $1.1 million for the comparable period in 2016. The increase in development revenue was primarily a result of increases in development activities with Teva for the exenatide and teriparatide pen injector products and with AMAG for the Makena® auto injector product, offset by a reduction in revenue for development activities with Teva in connection with the epinephrine auto injector.  Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf.  Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners.  Royalty revenue was $0.3 million for the three months ended March 31, 2017 and 2016, respectively.

Gross profit increased in the first quarter of 2017 to $5.8 million compared to $5.5 million in the same period in 2016. The increase was primarily attributable to the recognition of previously deferred revenue for OTREXUP® sales, and sales of Sumatriptan Injection USP, offset by a reduction in epinephrine auto injector device sales.

Operating expenses were approximately $10.6 million for the first quarter of 2017 compared to $13.3 million in the comparable period of 2016.  The decrease in operating expenses in the first quarter of 2017 was primarily due to a reduction in external clinical and development costs related to QST and a decrease in personnel costs in connection with the departure of the former CEO in 2016.

Net loss was $4.7 million for the first quarter of 2017, compared to $7.7 million in the comparable period in 2016.  Net loss per share was $0.03 for the quarter ended March 31, 2017 and $0.05 for the comparable period in 2016.

At March 31, 2017, cash and cash equivalents totalled $23.7 million compared to $27.7 million at December 31, 2016.

Conference Call, Call Replay and Webcast

Antares executives will provide a Company update and review first quarter 2017 financial results via webcast and conference call on Tuesday, May 9, 2017, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab.  Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-417-8525 (US), or 1-719-457-2702 (International).  Callers should reference the Antares Pharma conference call or conference identification code 2882372. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Tuesday, May 9, 2017, through 11:30 a.m. ET on Thursday, June 8, 2017. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 2882372.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP® (methotrexate) injection for subcutaneous use, is approved in the U.S. for the

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treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. The Company’s product Sumatriptan Injection USP, is approved in the U.S. for the acute treatment of migraine and cluster headache and is distributed by Teva Pharmaceutical Industries, Ltd. (Teva). Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy and has filed a New Drug Application with the Food and Drug Administration. The Company's technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has license, development and supply agreements with Teva that include VIBEX® epinephrine, exenatide multi-dose pen, and teriparatide multi-dose pen.  Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.  The Company is also working with AMAG Pharmaceuticals on a subcutaneous method for administering Makena, a progesterone product indicated for use in lowering the risk of pre-term birth.  For more information, visit www.antarespharma.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described.  Factors that may cause such differences include, but are not limited to: U.S. Food and Drug Administration (“FDA”) approval of the QST NDA and future market acceptance and revenue for QST; FDA approval of the sNDA submitted by AMAG Pharmaceuticals for an auto injector for Makena and future market acceptance and revenue of the same; the outcome of the pending patent litigation between Teva Pharmaceutical Industries, Ltd. (Teva) and Eli Lilly and Company regarding the Teriparatide multi-dose pen; FDA action with respect to Teva’s Abbreviated New Drug Application (“ANDA”) for the Teriparatide multi-dose pen and the timing and approval, if any, by the FDA of the same; Teva’s ability to adequately respond to the Complete Response Letter received from the FDA for the VIBEX® epinephrine pen ANDA and approval by the FDA of the same, the timing and therapeutic equivalence rating thereof, and any future purchase orders and revenue pre or post FDA approval; Teva’s ability to successfully commercialize VIBEX® Sumatriptan Injection USP and the amount of revenue from the same; FDA action with respect to Teva’s ANDA filed for the Exenatide pen and future revenue from the same; continued growth of prescriptions and sales of OTREXUP®;  the timing and results of research projects, clinical trials,  and product candidates in development; actions by the FDA or other regulatory agencies with the respect to the Company’s products or product candidates of its partners; continued growth in product, development, licensing and royalty revenue; the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ''may'', ''will'', ''should'', ''would'', ''expect'', ''intend'', ''plan'', ''anticipate'', ''believe'', ''estimate'', ''predict'', ''potential'', ''seem'', ''seek'', ''future'', ''continue'', or ''appear'' or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update

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these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	Three Months Ended March 31,		Increase
	2017	2016	(Decrease)
OTREXUP®	$4,564	$3,310	38%
Auto injector and pen injector devices	4,108	5,979	(31%)
Needle-free injector devices and components	1,364	1,552	(12%)
Total product sales	10,036	10,841	(7%)
Development revenue	1,622	1,098	48%
Licensing revenue	19	51	(63%)
Royalties	330	329	0%
Total revenue	$12,007	$12,319	(3%)

ANTARES PHARMA, INC.

Table 2 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Product sales	$10,036	$10,841
Development revenue	1,622	1,098
Licensing revenue	19	51
Royalties	330	329
Total revenue	12,007	12,319
Cost of revenue	6,219	6,776
Gross profit	5,788	5,543
Research and development	3,086	5,648
Selling, general and administrative	7,468	7,603
Total operating expenses	10,554	13,251
Operating loss	(4,766)	(7,708)
Other income	30	52
Net loss	$(4,736)	$(7,656)
Basic and diluted net loss per common share	$(0.03)	$(0.05)
Basic and diluted weighted average common shares outstanding	155,215	154,858

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ANTARES PHARMA, INC.

Table 3 – CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$23,677	$27,715
Accounts receivable	7,885	9,073
Inventories	6,852	5,327
Equipment, molds, furniture and fixtures, net	17,608	17,867
Patent rights, net	1,925	2,045
Goodwill	1,095	1,095
Other assets	3,286	3,203
Total Assets	$62,328	$66,325

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$15,795	$13,758
Deferred revenue	5,129	7,349
Stockholders’ equity	41,404	45,218
Total Liabilities and Stockholders’ Equity	$62,328	$66,325

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